Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Beacon Roofing Supply, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated August 14, 2017, with respect to the combined financial statements of Allied Building Products Corp. and related companies, included in Beacon Roofing Supply, Inc.’s Current Report on Form 8-K dated September 18, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 18, 2017